Exhibit 99.1
Date: January 28, 2010

Media Contact:	William H. Galligan	Phone: 816/983-1551
bgalligan@kcsouthern.com
Kansas City Southern Continues Operational Improvements Posting Fourth Quarter
Operating Ratio of 77.4% and Earnings per Share of $0.33
Fourth Quarter 2009 Results
•	Revenues of $406.8 million, a 4% decrease from prior year, a 5% increase from 3Q 2009

•	Operating income of $91.9 million, an increase of 1% from a year ago

•	Operating ratio of 77.4%, compared with 78.5% in 2008

•	Diluted EPS of $0.33, compared with $0.40 in 2008
Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) reported fourth quarter 2009 revenues of $406.8 million, a 4% decrease compared to the corresponding 2008 period. Sequentially, KCS showed continued revenue growth with a 5% improvement over third quarter 2009. Notable year-over-year revenue improvements were achieved in chemical & petroleum (12%), and intermodal (3%). Volumes were down just 1% in the quarter compared to fourth quarter 2008 and up 3% from third quarter 2009.
Operating expenses for the fourth quarter 2009 were $314.9 million, a decrease of 5% year-over-year. Decreases were achieved in each category with the exception of compensation and benefits. Year-over-year fourth quarter compensation and benefits expense increased as a result of non-cash foreign exchange rate impacts on the Mexico statutory profit sharing obligation, and lower capitalized labor due to the reduced capital program in 2009. Offsetting these compensation increases were lower salary and wage expenses resulting from reduced employee levels. Purchased services fell 17% as a result of reduced locomotive repair expenses and savings from the opening of the Victoria-Rosenberg line. Fuel expense for the quarter was down 14% on decreased average fuel prices and the efficiency of the fleet. Operating income for the fourth quarter was $91.9 million compared with $91.2 million last year, a 1% increase. The fourth quarter 2009 operating ratio was 77.4% compared with 78.5% a year ago.
Interest expense was up in fourth quarter 2009 compared to a year ago as a result of refinancings executed a year ago. Net income available to common shareholders in the fourth quarter totaled $32.0 million, or $0.33 per diluted share, compared with $36.4 million, or $0.40 per diluted share in fourth quarter 2008, an 18% decrease in diluted earnings per share.
Revenues for full year 2009 were $1.48 billion compared with $1.85 billion in 2008. Approximately one-third of the revenue decline was attributable to a $122 million drop in fuel surcharge revenue. Carloads for 2009 declined 11% from the prior year.

For the year, operating expenses decreased 17% as KCS focused on reducing costs in response to decreasing revenues. The operating ratio for the year was 81.9% compared to 78.9% achieved in 2008. Earnings per diluted share were $0.61 compared to $1.86 a year ago.
Comments from the Chairman
“We were encouraged that the positive business momentum KCS experienced in the third quarter continued for the remainder of the year,” stated KCS Chairman and Chief Executive Officer Michael R. Haverty. “Particularly gratifying was the significant pick-up of KCSM traffic. Given its importance in terms of North American manufacturing, the business upswing in Mexico, which has continued into the early weeks of 2010, suggests that the economy is gradually gaining momentum.
“KCS management is cautiously optimistic that the Company will be able to maintain the positive volume and revenue growth momentum that it experienced in the second half of last year throughout 2010. A continued strong pricing environment, new and renewed business contracts and the growth of our cross-border intermodal product, including the introduction of six-day service between central Mexico and Atlanta, will be important catalysts in KCS’ rebound.
“Our successful refinancing of $300 million of KCSM bonds in early January was a clear indication that the credit markets recognize KCS’ steadily improving business outlook, financial condition and liquidity position. Again building on the momentum during the last six months of 2009, we will strive to be free cash flow positive in 2010 and will use free cash to reduce debt in addition to evaluating market conditions for refinancing opportunities.
“The business environment during the first five months of 2009 was the most difficult that I have experienced in my railroad career. It is a credit to each of the 6,000 employees in the U.S. and Mexico, as well as a testament to the underlying strength of our rail franchise, that we are achieving success in spite of economic challenges and are coming out of the business downturn stronger than when we entered it. While the economy is still far from full strength, we are confident that KCS is in position to provide solid results for our shareholders in 2010.”
Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.
This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-04717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

Kansas City Southern
Statements of Income
(In millions, except share and per share amounts)
(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Revenues	$406.8	$423.8	$1,480.2	$1,852.1

Operating expenses:
Compensation and benefits	88.3	78.6	328.8	369.9
Purchased services	44.4	53.4	171.3	209.1
Fuel	56.2	65.6	189.4	324.6
Equipment costs	42.0	43.2	164.1	178.6
Depreciation and amortization	43.0	45.4	182.5	168.6
Casualties and insurance	10.9	12.2	43.1	72.7
Materials and other	30.1	34.2	132.8	138.4

Total operating expenses	314.9	332.6	1,212.0	1,461.9

Operating income	91.9	91.2	268.2	390.2

Equity in net earnings of unconsolidated affiliates	2.8	4.2	7.7	18.0
Interest expense	(45.3)	(36.2)	(173.7)	(138.9)
Debt retirement costs	—	—	(5.9)	(5.6)
Foreign exchange gain (loss)	2.7	(21.7)	2.1	(21.0)
Other income (expense), net	0.5	(1.0)	5.2	6.0

Income before income taxes and noncontrolling interest	52.6	36.5	103.6	248.7
Income tax expense (benefit)	17.7	(2.7)	34.6	64.5

Net income	34.9	39.2	69.0	184.2
Noncontrolling interest	0.2	—	1.0	0.3

Net income attributable to Kansas City Southern and subsidiaries	34.7	39.2	68.0	183.9
Preferred stock dividends	2.7	2.8	11.0	15.2

Net income available to common shareholders	$32.0	$36.4	$57.0	$168.7

Earnings per share:
Basic earnings per share	$0.33	$0.40	$0.61	$2.02

Diluted earnings per share	$0.33	$0.40	$0.61	$1.86

Average shares outstanding (in thousands):
Basic	95,387	90,506	93,145	83,674
Potentially dilutive common shares	527	7,634	504	14,928

Diluted	95,914	98,140	93,649	98,602

Kansas City Southern
Revenues & Carloads/Units By Commodity — Fourth Quarter 2009 and 2008

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Fourth Quarter		%	Fourth Quarter		%	Fourth Quarter		%
	2009	2008	Change	2009	2008	Change	2009	2008	Change

Chemical & Petroleum
Agri Chemicals	$5.8	$5.7	2%	4.0	4.6	(13%)	$1,450	$1,239	17%
Other Chemicals	35.9	33.5	7%	23.8	22.8	4%	1,508	1,469	3%
Petroleum	22.5	19.3	17%	18.0	13.7	31%	1,250	1,409	(11%)
Plastics	19.9	16.4	21%	13.6	13.1	4%	1,463	1,252	17%

Total	84.1	74.9	12%	59.4	54.2	10%	1,416	1,382	2%

Industrial & Consumer Products
Forest Products	44.7	51.0	(12%)	30.6	33.8	(9%)	1,461	1,509	(3%)
Metals & Scrap	31.6	31.1	2%	20.6	20.4	1%	1,534	1,525	1%
Other	16.4	24.1	(32%)	18.3	22.8	(20%)	896	1,057	(15%)

Total	92.7	106.2	(13%)	69.5	77.0	(10%)	1,334	1,379	(3%)

Agriculture & Minerals
Grain	55.2	65.9	(16%)	34.1	38.5	(11%)	1,619	1,712	(5%)
Food Products	31.0	26.7	16%	16.6	15.1	10%	1,867	1,768	6%
Ores & Minerals	10.9	14.2	(23%)	10.1	15.8	(36%)	1,079	899	20%
Stone, Clay & Glass	5.1	5.9	(14%)	3.3	3.7	(11%)	1,545	1,595	(3%)

Total	102.2	112.7	(9%)	64.1	73.1	(12%)	1,594	1,542	3%

Coal
Unit Coal	41.6	42.1	(1%)	65.4	67.4	(3%)	636	625	2%
Other Coal	6.3	9.2	(32%)	9.2	12.1	(24%)	685	760	(10%)

Total	47.9	51.3	(7%)	74.6	79.5	(6%)	642	645	—

Intermodal	42.3	41.2	3%	149.7	132.5	13%	283	311	(9%)

Automotive	20.2	20.1	—	19.2	25.3	(24%)	1,052	794	32%

TOTAL FOR COMMODITY GROUPS	389.4	406.4	(4%)	436.5	441.6	(1%)	$892	$920	(3%)

Other Revenue	17.4	17.4	—

TOTAL	$406.8	$423.8	(4%)

Kansas City Southern
Revenues & Carloads/Units By Commodity — Year to Date December 31, 2009 and 2008

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Year to Date		%	Year to Date		%	Year to Date		%
	2009	2008	Change	2009	2008	Change	2009	2008	Change

Chemical & Petroleum
Agri Chemicals	$22.1	$24.4	(9%)	16.9	18.4	(8%)	$1,308	$1,326	(1%)
Other Chemicals	140.1	151.3	(7%)	93.7	101.5	(8%)	1,495	1,491	—
Petroleum	83.2	92.7	(10%)	67.9	61.5	10%	1,225	1,507	(19%)
Plastics	78.0	79.4	(2%)	59.8	58.8	2%	1,304	1,350	(3%)

Total	323.4	347.8	(7%)	238.3	240.2	(1%)	1,357	1,448	(6%)

Industrial & Consumer Products
Forest Products	168.7	234.0	(28%)	118.5	158.0	(25%)	1,424	1,481	(4%)
Metals & Scrap	102.1	166.3	(39%)	71.8	108.4	(34%)	1,422	1,534	(7%)
Other	73.6	108.3	(32%)	76.7	101.2	(24%)	960	1,070	(10%)

Total	344.4	508.6	(32%)	267.0	367.6	(27%)	1,290	1,384	(7%)

Agriculture & Minerals
Grain	195.1	267.8	(27%)	129.9	157.2	(17%)	1,502	1,704	(12%)
Food Products	103.5	101.5	2%	58.8	59.6	(1%)	1,760	1,703	3%
Ores & Minerals	41.3	58.7	(30%)	43.7	58.7	(26%)	945	1,000	(6%)
Stone, Clay & Glass	20.1	27.0	(26%)	13.9	17.8	(22%)	1,446	1,517	(5%)

Total	360.0	455.0	(21%)	246.3	293.3	(16%)	1,462	1,551	(6%)

Coal
Unit Coal	160.2	163.4	(2%)	262.3	249.6	5%	611	655	(7%)
Other Coal	27.0	40.3	(33%)	38.9	51.7	(25%)	694	779	(11%)

Total	187.2	203.7	(8%)	301.2	301.3	—	622	676	(8%)

Intermodal	143.4	160.6	(11%)	516.4	520.9	(1%)	278	308	(10%)

Automotive	52.9	105.6	(50%)	51.7	101.6	(49%)	1,023	1,039	(2%)

TOTAL FOR COMMODITY GROUPS	1,411.3	1,781.3	(21%)	1,620.9	1,824.9	(11%)	$871	$976	(11%)

Other Revenue	68.9	70.8	(3%)

TOTAL	$1,480.2	$1,852.1	(20%)